UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2021

INOTIV, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

2701 KENT AVENUE
WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Shares	NOTV	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Shareholders Agreement

As previously disclosed, on September 21, 2021, Inotiv, Inc., (the “Company”, “Inotiv”, “we”, “our”, “us”) entered into a definitive agreement and plan of merger (the “Merger Agreement”) pursuant to which it agreed, subject to certain closing conditions, to acquire Envigo RMS Holding Corp. (“Envigo”) by merger of Envigo with a newly formed, wholly owned subsidiary of ours (the “Envigo Acquisition”).

The consummation of the Envigo Acquisition is conditioned upon our entering into a Shareholders Agreement with certain stockholders of Envigo (the “Shareholders Agreement”), including Jermyn Street Associates LLC (“Jermyn Street”) and Savanna Holdings LLC ("Savanna Holdings and, together with Jermyn Street, the "Nominating Holders"). The Nominating Holders owned, in the aggregate, approximately 72.6% of the outstanding voting stock of Envigo. The Shareholders Agreement provides that, at the effective time of the Envigo Acquisition, (i) our Board of Directors (the "Board") will consist of our CEO, our Chief Strategy Officer, our three current independent directors, one person to be designated by Jermyn Street and one person to be designated by Savanna Holdings, and (ii) Richard A. Johnson, Ph.D. will tender his resignation from the Board, to be effective automatically upon notice to Dr. Johnson from the Company that the Board is prepared to elect the Approved Director as provided in the Shareholders Agreement.  The "Approved Director" is a person designated by our Nominating and Corporate Governance Committee and approved by the Nominating Holders. After the consummation of the Envigo Acquisition and for so long as a Nominating Holder beneficially owns five percent or more of our outstanding voting shares, the Nominating Holder will have the right to designate one nominee for election to our Board upon the expiration of the term of the initial designee or any subsequent designee of that Nominating Holder and to approve our nominee for the Board seat held by the Approved Director or any subsequent Approved Director upon expiration of the Approved Director’s term. Pursuant to the Shareholders Agreement, we agreed that we will include the nominees designated by the Nominating Holders and the Approved Director in management’s slate of directors for the applicable meeting, solicit proxies to approve the election of those persons to the Board and recommend to our shareholders that those persons be elected as directors. Board vacancies occurring due to the death, resignation, retirement, disqualification or removal from office as a member of the Board of a director designated by a Nominating Holder are to be filled by a person designated by that Nominating Holder.

The Shareholders Agreement requires the shareholders who are parties thereto to refrain from selling or otherwise transferring the shares they receive in the Envigo Acquisition, subject to certain exceptions set forth in the Shareholders Agreement, for a period of 180 days after the effective time of the Envigo Acquisition. The Shareholders Agreement also restricts each Nominating Holder, until such Nominating Holder no longer holds 5% or more of our outstanding common shares, a change of control transaction, a material breach of the Shareholders Agreement by us, or any winding up, dissolution or liquidation or bankruptcy (subject to certain permitted exceptions) from (i) transferring shares to our competitors or to persons who, after the transfer, would own more than 10% of our outstanding common shares, subject to certain permitted exceptions; (ii) making any public announcement, proposal or offer, with respect to (a) acquisitions of additional common shares, (b) any restructuring, recapitalization, liquidation or similar transaction, (c) the election of directors other than the Nominating Holders’ designees, or (d) changes to our Board and calling of special meetings; (iii) publicly seeking a change in the composition or size of our Board; (iv) acquiring beneficial ownership of additional voting securities of ours; (v) calling for, initiating, proposing or requiring a call for any general or special meeting of our shareholders, (vi) publicly stating an intention, plan or arrangement to do any of the foregoing or assisting, instigating, encouraging or facilitating any third party to do any of the foregoing.

The Shareholders Agreement requires the shareholders who are parties thereto to cause all voting securities owned by them to be present at any annual or special meeting at which directors are to be elected, to vote such securities either as recommended by our Board, or in the same proportions as votes cast by other voting securities with respect to director nominees or other nominees and in favor of any director nominee of the Nominating Holders, and not to vote in favor of a change of control transaction pursuant to which the Nominating Holders would receive consideration that is different in amount or form from other shareholders unless approved by our Board.

The Shareholders Agreement requires us to file with the SEC, and use our commercially reasonable efforts to cause to become effective no later than 180 days after the effective time of the Envigo Acquisition, a registration statement to register for resale the common shares received in the Envigo Acquisition by the shareholders who are party to the Shareholders Agreement and any other securities issued by or issuable with respect to such common shares by way of a stock split, stock dividend, reclassification, subdivision or reorganization, recapitalization or similar event. The Shareholders Agreement also entitles the shareholders who are party to the Shareholders Agreement to require us to file additional registration statements after we become eligible to use Form S-3 for such registrations. The Shareholders Agreement sets forth certain customary procedures to be followed and provides for customary rights and obligations of us and the holders in connection with the registration of the shareholders’ shares and provides that we may delay filing of such registration statements in certain circumstances set forth in the Shareholders Agreement.

The foregoing description of the Shareholders Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Shareholders Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K.

Credit Agreement

On November 5, 2021, the Company, certain of subsidiaries of the Company (the “Subsidiary Guarantors”), the lenders party thereto, and Jefferies Finance LLC, as administrative agent, entered into a Credit Agreement (the “Credit Agreement”). The Credit Agreement provides for a term loan facility in the original principal amount of $165 million, a delayed draw term loan facility in the original principal amount of $35 million (available to be drawn up to 18 months from the date of the Credit Agreement), and a revolving loan facility in the original principal amount of $15 million. In addition, the Credit Agreement provides for an aggregate combined increase of the revolving loan facility and the term loan facility of up to $25 million, which amount will be available to be drawn once the delayed draw term loan facility is no longer available. On November 5, 2021, the Company borrowed the full amount of the term loan facility, but did not borrower any amounts on the delayed draw term loan facility or the revolving loan facility.

The Company may elect to borrow on each of the loan facilities at either an adjusted LIBOR rate of interest or an adjusted prime rate of interest. Adjusted LIBOR rate loans shall accrue interest at an annual rate equal to the LIBOR rate plus a margin of between 6.00% and 6.50%, depending on the Company’s then current Secured Leverage Ratio (as defined in the Credit Agreement).  The initial adjusted LIBOR rate of interest is the LIBOR rate plus 6.25%. Adjusted prime rate loans shall accrue interest at an annual rate equal to the prime rate plus a margin of between 5.00% and 5.50%, depending on the Company’s then current Secured Leverage Ratio. The initial adjusted prime rate of interest is the prime rate plus 5.25%.

The Company shall pay (i) a fee based on a percentage per annum equal to 0.50% on the average daily undrawn portion of the commitments in respect of the revolving loan facility and (ii) a fee based on a percentage per annum equal to 1.00% on the average daily undrawn portion of the commitments in respect of the delayed drawn loan facility. In each case, such fee shall be paid quarterly in arrears.

Each of the term loan facility and delayed draw term loan facility require annual principal payments in an amount equal to 1.0% of their respective original principal amounts. The Company shall also repay the term loans on an annual basis in an amount equal to a percentage of its Excess Cash Flow (as defined in the Credit Agreement), which percentage will be determined by its then current Secured Leverage Ratio. Each of the loan facilities may be repaid at any time with premium or penalty.

The Company is required to maintain an initial Secured Leverage Ratio of not more than 4.25 to 1.00.  The maximum permitted Secured Leverage Ratio shall reduce to 3.00 to 1.00 beginning with the Company’s fiscal quarter ending March 31, 2025.  The Company is required to maintain a minimum Fixed Charge Coverage Ratio (as defined in the Credit Agreement), which ratio shall be 1.00 to 1.00 during the first year of the Credit Agreement and shall be 1.10 to 1.00 from and after the Credit Agreement’s first anniversary.

Each of the loan facilities is secured by all assets (other than certain excluded assets) of the Company and each of the Subsidiary Guarantors. Repayment of each of the loan facilities is guaranteed by each of the Subsidiary Guarantors.

Each of the loan facilities shall mature on November 5, 2026.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement filed as Exhibit 10.2 to this Current Report on Form 8-K.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On November 5, 2021, the Company completed the Envigo Acquisition by merger of a wholly owned subsidiary of the Company with and into Envigo. The aggregate consideration paid to the holders of outstanding capital stock in Envigo in the merger consisted of cash consideration of $271.0 million, including adjustments for net working capital and cash balances as provided in the merger agreement of approximately $13.0 million and $48.0 million, respectively, and 9,036,538 Inotiv common shares. The common shares included in the merger consideration include 790,620 shares issuable upon the exercise of certain Envigo stock options that were assumed by the Company in the transaction.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information in Item 1.01 regarding the Credit Agreement is incorporated by reference in response to this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

On November 5, 2021, pursuant to the Merger Agreement, the Company issued 8,245,918 of the Company’s common shares to the stockholders of Envigo at the closing of the Envigo Acquisition. The shares were issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder as sales by an issuer not involving any public offering.

Item 4.01 Changes in Registrant’s Certifying Accountant.

(a) Decision to Dismiss Independent Registered Public Accountants.

On November 2, 2021, the Audit Committee (the “Audit Committee”) of the Board of Directors of Inotiv, Inc. (the “Company”) approved the decision to change its independent registered public accounting firm. On November 2, 2021, the Company dismissed RSM US LLP (“RSM”) effective upon the completion of RSM’s audit of the Company’s consolidated financial statements for the fiscal year ending September 30, 2021 (the “2021 Audit”), which is expected to occur in December 2021. This decision was made pursuant to the authority of the Audit Committee as specified in its Charter.

Neither of the audit reports of RSM on the Company’s consolidated financial statements for the fiscal years ended September 30, 2019 and September 30, 2020 contained an adverse opinion or a disclaimer of opinion, and neither such audit report was qualified or modified as to uncertainty, audit scope or accounting principles, with the exception of the audit report for the fiscal year ended September 30, 2020, which was modified to highlight the Company’s adoption of Accounting Standards Codification 842 Leases.

During the fiscal years ended September 30, 2019 and September 30, 2020, and the subsequent interim period through November 2, 2021, there were no disagreements between the Company and RSM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to RSM’s satisfaction, would have caused it to make reference to the subject matter of such a disagreement in connection with its audit reports on the Company’s consolidated financial statements for such years. During the fiscal years ended September 30, 2019 and September 30, 2020, and the subsequent interim period through November 2, 2021, there were no reportable events, as defined in Item 304(a)(1)(v) of Securities and Exchange Commission Regulation S-K (“Regulation S-K”).

The Company has provided RSM with a copy of the foregoing disclosures. Attached as Exhibit 16.1 is a copy of RSM’s letter, dated November 5, 2021, stating that it agrees with such statements.

(b) Decision Regarding New Independent Registered Public Accountants.

On November 2, 2021, the Audit Committee approved the engagement of Ernst & Young LLP (“EY”) as its new independent registered public accountants for the fiscal year ending September 30, 2022, subject to completion of EY’s standard client acceptance process, including independence procedures and execution of an engagement letter, to be effective immediately following the completion by RSM of the 2021 Audit, as described above. This decision was made pursuant to the authority of the Audit Committee as specified in its Charter.

During the fiscal years ended September 30, 2019 and September 30, 2020, and the subsequent interim period through November 2, 2021, neither the Company nor anyone acting on the Company’s behalf consulted with EY on (i) any matters regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company that EY concluded was an important factor considered in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of any disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as defined in Item 304(a)(1)(v) of Regulation S-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On November 5, 2021, Richard A. Johnson, Ph.D. tendered his resignation as a director of the Company, to be effective automatically upon notice to Dr. Johnson from the Company that the Board is prepared to elect the Approved Director as provided in the Shareholders Agreement.  Dr. Johnson's resignation fulfilled one of the Company's obligations under the Shareholders Agreement.

(d) On November 4, 2021, the Board of Directors of the Company (the “Board”) expanded the size of the Board to seven members and appointed Nigel Brown, Ph.D. and Scott Cragg to the Board pursuant to the terms of the Shareholders Agreement, which is described in detail in Item 1.01 above.

Dr. Brown will serve on the Audit Committee and the Nominating and Corporate Governance Committee of the Board and Mr. Cragg will serve of the Compensation Committee of the Board.

Both of the new directors will be eligible to participate in the Company’s compensation package for non-employee directors, which is comprised of annual cash retainers and historically has included stock option awards and/or restricted stock awards. Actual annual pay varies among directors based on Board committee memberships and committee chair responsibilities. The Company has not adopted guidelines with respect to non-employee director ownership of common shares. Effective upon their election to the Board, Dr. Brown and Mr. Cragg each received a grant of 440 restricted common shares under the Company’s 2018 Equity Incentive Plan, which will vest at the 2023 annual meeting of shareholders of the Company, in accordance with and subject to the terms of the plan and the related award agreements.

Directors are reimbursed for their business expenses related to their attendance at Board and committee meetings.   Directors are also encouraged to attend educational programs related to Board issues and corporate governance, which are reimbursed by the Company.

Mr. Cragg is a principal of Jermyn Street Associates LLC, which is a party to the Shareholders Agreement as a Nominating Holder. Mr. Cragg was designated for election to the Board by Jermyn Street Associates LLC. Dr. Brown was designated for election to the Board by Savanna Holdings LLC.

(e) On November 4, 2021, the Company's shareholders approved an amendment to the Company's 2018 Equity Incentive Plan to increase the number of shares available for awards thereunder by 1,500,000 shares and to make certain corresponding changes to the plan.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 4, 2021, the Company’s shareholders approved an amendment to the Company’s Second Amended and Restated Articles of Incorporation to increase the number of authorized Common Shares from 20,000,000 shares, consisting of 19,000,000 Common Shares and 1,000,000 Preferred Shares, to 75,000,000 shares, consisting of 74,000,000 Common Shares and 1,000,000 Preferred Shares. The amendment was effective on November 4, 2021.

Item 5.07 Submission of Matters to a Vote of Security Holders

On November 4, 2021, the Company held a special meeting of shareholders. A total of 11,917,450 of the Company’s common shares outstanding and entitled to vote were present at the meeting in person or by proxy. The following is a summary of matters voted on at the meeting:

a.

A proposal to approve an amendment to the Company’s Second Amended and Restated Articles of Incorporation to increase the number of authorized shares of the Company to 75,000,000 shares, consisting of 74,000,000 Common Shares and 1,000,000 Preferred Shares (the “Authorized Share Increase Proposal”):

Vote Type	Voted
For	11,795,172
Against	110,312
Abstain	11,966

b.	A proposal to approve the issuance of the Company’s Common Shares pursuant to the Merger Agreement, pursuant to NASDAQ Rule 5635(a) (the “Merger Share Issuance Proposal”):
Vote Type	Voted
For	11,889,053
Against	16,329
Abstain	12,068

c.

A proposal to approve an amendment to the Company’s 2018 Equity Incentive Plan to increase the number of Company’s Common Shares available for awards thereunder by 1,500,000 shares and to make corresponding changes to certain limitations in the Plan:

Vote Type	Voted
For	11,365,318
Against	425,988
Abstain	126,144

d.	A proposal to approve the issuance of the Company’s Common Shares issuable upon conversion of the Company’s 3.25% Convertible Senior Notes due 2027, pursuant to NASDAQ Rule 5635(a):
Vote Type	Voted
For	11,570,362
Against	333,582
Abstain	13,506

Item 7.01 Regulation FD Disclosure.

On November 4, 2021, the Company issued a press release with respect to the shareholder approval of the Envigo Acquisition, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

On November 5, 2021, the Company issued a press release with respect to the closing of the Envigo Acquisition, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

The information in these press releases shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses or Funds Acquired.

The Company intends to file the financial statements required by Item 9.01(a) as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date that this Current Report on Form 8-K is required to be filed.

(b)Pro Forma Financial Information.

The Company intends to file the pro forma financial information required by Item 9.01(b) as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date that this Current Report on Form 8-K is required to be filed.

(c)None.

(d)Exhibits

The following exhibits are being filed as part of this report:

Exhibit No.	Description

3.1	Second Amended and Restated Articles of Incorporation of Inotiv, Inc., as amended

10.1	Shareholders Agreement, dated November 5, 2021, by and among Inotiv, Inc. and the shareholders signatory thereto

10.2

Credit Agreement, dated as of November 5, 2021, by and among Inotiv, Inc, certain subsidiaries of Inotiv, Inc., the lenders party thereto and Jefferies Finance LLC, as administrative agent and collateral agent

10.3	Inotiv, Inc. 2018 Equity Incentive Plan, as amended through November 4, 2021

16.1	Letter from RSM US LLP

99.1	Press Release, dated November 4, 2021

99.2	Press Release, dated November 5, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INOTIV, INC.

Date: November 5, 2021	By:	/s/ Beth A. Taylor
Chief Financial Officer and Vice President - Finance